Exhibit 99.1

Strayer Education, Inc. Reports First Quarter Enrollment, Revenues, and Earnings

HERNDON, Va.--(BUSINESS WIRE)--May 2, 2018--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended March 31, 2018. Financial highlights are as follows:

Three Months Ended March 31:

  For the first quarter, student enrollment at the Company’s main operating unit, Strayer University, increased 6% to 46,184 compared to 43,387 for the same period in 2017. New student enrollment for the period increased 6% and continuing student enrollment for the period increased 7%.
  Revenue was $116.5 million compared to $114.9 million for the same period in 2017, as higher winter term enrollment was offset by lower revenue per student due to the continuing effect of scholarships issued in the fall 2017 term.
  Income from operations decreased to $11.3 million from $18.4 million for the same period in 2017, primarily due to costs associated with the Company’s pending merger with Capella Education Company. Adjusted income from operations, which is a non-GAAP financial measure, was $16.7 million compared to $18.4 million in the same period in 2017. For more details on non-GAAP financial measures, refer to the information on pages 8 through 10.
  Net income, which includes the effects of the new lower federal income tax rate, was $9.5 million, and adjusted net income was $13.9 million, compared to net income of $10.6 million in the same period in 2017.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $16.4 million compared to $22.8 million in 2017. Adjusted EBITDA was $24.8 million compared to $25.7 million in the same period in 2017.
  Diluted earnings per share was $0.84 compared to $0.95 for the same period in 2017. Adjusted diluted earnings per share grew 29% to $1.23 from $0.95 for the same period in 2017. Diluted weighted average shares outstanding increased 2% to 11,311,000 from 11,121,000 for the same period in 2017.

Balance Sheet and Cash Flow

At March 31, 2018, the Company had cash and cash equivalents of $165.9 million and no debt. Cash flow from operations was $17.0 million compared to $24.5 million during 2017, primarily due to cash payments of costs related to the Company’s pending merger with Capella Education Company. Capital expenditures for 2018 were $4.2 million compared to $3.8 million for the same period in 2017.

For the first quarter of 2018, bad debt expense as a percentage of revenues was 5.5% compared to 3.8% for the same period in 2017.

The Company had $70.0 million of share repurchase authorization remaining at March 31, 2018. No shares were repurchased in the first quarter of 2018.

Q2 2018 Outlook

Total enrollments at Strayer University for the second quarter of 2018 are anticipated to grow 8% to approximately 46,800 students from 43,411 students for the same period in 2017. New student enrollments are expected to increase approximately 7% and continuing student enrollments are expected to increase approximately 8%. Revenue per student for the second quarter is expected to decrease by approximately 5% due primarily to the continuation of students participating in scholarship programs launched in 2017. Additionally, the Company expects the tax rate in the second quarter to be in the range of 27% to 28%, excluding the impact of any non-deductible merger costs, and other discrete tax adjustments.

New Campus Openings

The Company opened a new campus in Macon, Georgia, incorporating a new smaller, more cost-efficient design intended to service a student body that values a brick-and-mortar presence, even while taking an increasing majority of their courses online. The Company is on track to open two to three additional new campuses by the end of 2018.

Common Stock and Common Stock Equivalents

At March 31, 2018, the Company had 11,300,671 common shares issued and outstanding, including 458,522 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that it declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on June 18, 2018 to shareholders of record as of June 4, 2018.

Merger Update

The Company confirmed today that its pending merger with Capella Education Company remains on track to close in the third quarter of 2018, subject to approval by the Higher Learning Commission, Capella University’s accreditor.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2018 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is educating a more competitive and qualified workforce by solving higher education’s most challenging problems. It includes Strayer University, a regionally accredited institution that delivers affordable degree programs for working adults, and a Top 25 Princeton Review-ranked executive MBA program through the Jack Welch Management Institute. Non-degree web and mobile application development courses are offered through the New York Code + Design Academy. Strayer also transforms the workforces of its corporate partners through customized degree and professional development programs. By deploying innovative teaching methods and technologies that enhance student learning outcomes, Strayer makes it possible for working adults to acquire the skills they need to succeed in today’s rapidly changing economy.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties, and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, risks associated with the Company’s pending merger with Capella Education Company, including the risk that the merger may not be completed on the agreed terms or at all, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2018
Revenues	$114,912	$116,469
Costs and expenses:
Instruction and educational support	61,416	63,776
Marketing	18,718	20,124
Admissions advisory	4,716	4,676
General and administration	11,619	11,218
Merger costs	—	5,347
Total costs and expenses	96,469	105,141
Income from operations	18,443	11,328
Investment income	181	448
Interest expense	159	159
Income before income taxes	18,465	11,617
Provision for income taxes	7,887	2,150
Net income	$10,578	$9,467

Earnings per share:
Basic	$1.00	$0.88
Diluted	$0.95	$0.84

Weighted average shares outstanding:
Basic	10,630	10,745
Diluted	11,121	11,311

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	March 31,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$155,933	$165,867
Tuition receivable, net	23,122	24,997
Other current assets	11,293	10,558
Total current assets	190,348	201,422
Property and equipment, net	73,763	73,686
Deferred income taxes	24,452	23,803
Goodwill	20,744	20,744
Other assets	11,971	12,155
Total assets	$321,278	$331,810

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$46,177	$45,806
Income taxes payable	1,038	2,541
Contract liabilities	21,851	23,931
Total current liabilities	69,066	72,278
Other long-term liabilities	43,015	41,240
Total liabilities	112,081	113,518
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,167,425 and 11,300,671 shares issued and outstanding at December 31, 2017 and March 31, 2018, respectively	112	113
Additional paid-in capital	47,079	49,766
Retained earnings	162,006	168,413
Total stockholders' equity	209,197	218,292
Total liabilities and stockholders' equity	$321,278	$331,810

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Three Months Ended March 31,
	2017	2018
Cash flows from operating activities:
Net income	$10,578	$9,467
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(71)	—
Amortization of deferred rent	(477)	(417)
Amortization of deferred financing costs	66	66
Depreciation and amortization	4,370	5,035
Deferred income taxes	762	(1,842)
Stock-based compensation	2,427	2,688
Changes in assets and liabilities:
Tuition receivable, net	19	(2,249)
Other current assets	616	931
Other assets	397	115
Accounts payable and accrued expenses	(2,836)	(867)
Income taxes payable	7,089	3,995
Contract liabilities	2,441	1,192
Other long-term liabilities	(846)	(1,065)
Net cash provided by operating activities	24,535	17,049

Cash flows from investing activities:
Purchases of property and equipment	(3,841)	(4,233)
Net cash used in investing activities	(3,841)	(4,233)

Cash flows from financing activities:
Common dividends paid	(2,853)	(2,889)
Net cash used in financing activities	(2,853)	(2,889)
Net increase in cash, cash equivalents, and restricted cash	17,841	9,927
Cash, cash equivalents, and restricted cash – beginning of period	129,758	156,448
Cash, cash equivalents, and restricted cash – end of period	$147,599	$166,375

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$571	$2,385

Non-GAAP Financial Performance Measures

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate the Company’s financial performance because those non-GAAP measures allow for period-over-period comparisons of its ongoing operations before the impact of these items. These measures are Adjusted Income from Operations, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share. These non-GAAP measures exclude charges associated with the Company’s previously announced merger with Capella Education Company. Adjusted EBITDA also excludes stock-based compensation expense and costs related to the Company’s acquisition of the New York Code + Design Academy. Each of these non-GAAP measures is reconciled to the most directly comparable GAAP measures on pages 9 and 10. Non-GAAP financial measures should be considered in addition to, and not as substitutes for, the Company’s reported GAAP results.

STRAYER EDUCATION, INC.
NON-GAAP UNAUDITED ADJUSTING STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended March 31, 2018
		Non-GAAP Adjustments
	As Reported (GAAP)	Merger Costs (1)	As Adjusted (Non-GAAP)
Income from operations	$11,328	$5,347	$16,675
Investment income	448	—	448
Interest expense	159	—	159
Income before income taxes	11,617	5,347	16,964
Provision for income taxes	2,150	914	3,064
Net income	$9,467	$4,433	$13,900
Earnings per share:
Basic	$0.88	$0.41	$1.29
Diluted	$0.84	$0.39	$1.23
Weighted average shares outstanding:
Basic	10,745	—	10,745
Diluted	11,311	—	11,311

(1)	Reflects charges associated with the Company’s previously announced merger with Capella Education Company.

STRAYER EDUCATION, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2018
Net income	$10,578	$9,467
Provision for income taxes	7,887	2,150
Investment income	(181)	(448)
Interest expense	159	159
Depreciation and amortization	4,370	5,035
EBITDA (1)	22,813	16,363
Stock-based compensation	2,427	2,688
Fair value adjustments (2)	466	381
Merger costs (3)	—	5,347
Adjusted EBITDA (1)	$25,706	$24,779

(1)	Denotes non-GAAP financial measures. Please see pages 8-9 for more detail regarding these adjustments and management’s reasons for providing this information.
(2)	Reflects the amortization of amounts paid to the sellers of the New York Code + Design Academy, which was acquired in January 2016.
(3)	Reflects charges associated with the Company’s previously announced merger with Capella Education Company.

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu